Exhibit 99.2
[Craftmade Letterhead]
July 1, 2008
Mr. William E. Bucek
1912 County Road 4120
Meridian, Texas 76665
Dear Bill:
     Reference is made to that letter agreement dated February 5, 2008 (the “Consulting Agreement”) between you and Craftmade International, Inc. (the “Company”).
     Section 2 of the Consulting Agreement shall be amended in its entirety to read as follows:
     “2. Term. This Agreement shall be effective as of February 1, 2008 and shall continue until June 30, 2008. As of June 30, 2008, this Agreement shall continue at the discretion of the Board, as determined by the Board at each successive regular Board meeting. This Agreement may be terminated for any reason or no reason upon 30 days’ written notice by either party hereto.”
     Section 4 of the Consulting Agreement shall be amended in its entirety to read as follows:
     “4. Director Status. As stated in the preamble to the Consulting Agreement, the Board requested you to provide consulting services to the Company to assist the Company through various important transitions. The Board hereby clarifies that the performance of your duties under the Consulting Agreement are directly related to your service as a member of the Board. Accordingly, the Board hereby acknowledges that your service pursuant to the Consulting Agreement will not preclude a finding by the Board that you are an “independent” director according to the standards set forth in the NASDAQ Marketplace Rules. The Board further clarifies that your independence has not been compromised as a result of your performance of services under the Consulting Agreement and that you may serve as a member of the Company’s Nominating Corporate Governance, Audit Committee, Compensation Committee and Qualified Legal Compliance Committee.”
     Defined terms used herein shall have the same meanings ascribed to them in the Consulting Agreement.
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     Please indicate your acceptance of the above terms and conditions by signing and returning the enclosed copy of this Amendment to the Consulting Agreement as soon as possible.

Sincerely,
/s/ J. Marcus Scrudder,
Craftmade International, Inc.

Agreed as of July 1, 2008

/s/ William E. Bucek William E. Bucek